CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of September 30, 2005)

ASSETS			2005	2004	LIABILITIES			2005	2004
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		8,664,013	6,755,966		Banks and financial institutions - short-term		0	19,914,186
	Time deposits		3,094,847	167,180,438		Banks and financial institutions - current maturities		17,861,507	143,570,836
	Marketable securities		41,360,830	25,078,441		Promisory Notes		34,447,960	35,545,372
	Trade receivables		151,238,874	172,823,964		Debentures		112,867,974	7,312,651
	Notes receivable		4,112,623	5,414,761		Current maturities of other long-term liabilities		21,455	32,939
	Sundry debtors		12,374,001	26,548,185		Dividends payable		2,149,874	128,260,827
	Due from related companies		19,035,140	26,118,183		Accounts payable		70,600,616	63,129,120
	Inventories		4,217,576	7,319,504		Notes payable		30,605,833	20,993,129
	Refundable taxes		5,391,097	0		Due to related companies		30,702,940	32,789,883
	Prepaid expenses		3,196,497	5,465,536		Provisions		8,904,201	6,678,517
	Deferred taxes		12,508,901	16,047,092		Withholdings		9,793,152	11,666,216
	Other current assets		27,058,550	217,456,321		Income tax		0	31,642,100
						Unearned income		5,881,907	8,428,376
						Other current liabilities		3,321,045	1,919,874

		Total current assets	292,252,949	676,208,391			Total current liabilities	327,158,464	511,884,026

FIXED ASSETS					LONG-TERM LIABILITIES
	Land		26,973,405	26,970,977
	Construction and infrastructure works		194,740,631	194,141,180		Banks and financial institutions		311,709,926	251,103,897
	Machinery and equipment		3,199,969,517	3,179,341,948		Debentures		12,655,408	327,086,012
	Other fixed assets		247,625,760	259,043,773		Sundry creditors		18,311,918	1,027,366
	Technical revaluation		9,637,400	9,668,570		Provisions		34,821,893	19,629,734
	Less: accumulated depreciation		2,372,622,440	2,222,766,472		Deferred Taxes		58,078,007	59,749,358
		Fixed assets-net	1,306,324,273	1,446,399,976		Other long-term liabilities		4,063,193	4,387,816

							Total long term liabilities	439,640,345	662,984,183
					MINORITY INTEREST			1,519,873	1,565,375

OTHER ASSETS					EQUITY
	Investments in related companies		8,119,632	7,989,314		Paid-in capital		880,977,537	885,300,293
	Investments in other companies		4,045	4,045		Reserve		21,143,461	16,820,705
	Goodwill		18,632,127	20,207,743		Other reserves		-1,567,530	-862,350
	Long-term debtors		14,632,346	19,226,588		Retained earnings:		21,727,781	125,836,718
	Intangibles		46,948,206	35,784,063			Prior years	0	52,349,750
	Amortization (less)		10,076,445	6,366,885			(Losses) Income for the period	21,727,781	334,112,839
	Other long-term assets		13,762,798	4,075,715			Interim dividend (less)	0	260,625,871

		Total other assets	92,022,709	80,920,583			Total equity	922,281,249	1,027,095,366

TOTAL ASSETS			1,690,599,931	2,203,528,950	TOTAL LIABILITIES AND EQUITY			1,690,599,931	2,203,528,950

Última actualización 08/11/05
Por Telefónica CTC Chile